EXHIBIT 99.1

Guy Cipriani Joins Aethlon Medical’s Board of Directors

SAN DIEGO, CA, June 25, 2018 -- Aethlon Medical, Inc. (Nasdaq: AEMD), a therapeutic technology company focused on unmet needs in global health and biodefense, today announced the appointment of Guy Cipriani to its Board of Directors. Mr. Cipriani qualifies as an independent director under the Nasdaq Rules.

“We are very pleased to have Guy join the Aethlon team,” stated Aethlon Medical CEO, Jim Joyce." Guy will further strengthen the business development expertise of our board and his history of business partnering success will be an asset to our endeavors.

“It‘s an honor to join the Aethlon Medical board and I look forward to contributing my expertise and perspective to help advance the Hemopurifier and future candidate therapies to the marketplace,” stated Mr. Cipriani.

Mr. Cipriani is a business executive with nearly 20 years of experience in the pharmaceutical and biotech industries. His extensive background includes corporate and business development, strategic planning, alliance management, and product development activities. He has successfully completed over twenty deals of various types, including commercialization agreements, development agreements, discovery collaborations, distribution agreements across multiple therapeutic areas including cardiovascular, infectious disease, oncology, and CNS.

Currently, Mr. Cipriani serves as Chief Business Officer at Microbion Corporation, a company focused on the development of a new class of antibiotic therapies for difficult to treat and resistant infections. His business and corporate development responsibilities at Microbion include securing partnerships and raising dilutive and non-dilutive capital for the company’s promising clinical-stage pipeline. Prior to Microbion he served as VP of Business Development at Cascadian Therapeutics where he was responsible for licensing-in several promising pipeline candidates and generating external interest in the company’s clinical-stage pipeline to set the stage for future strategic transactions. Prior to that role, Mr. Cipriani served as VP of Business Development at Cardiome Pharma Corp. where he led the negotiation of a US $800 million global development and co-commercialization licensing deal with Merck & Company in 2009 around the company’s lead Phase 3 cardiovascular program. Prior to Cardiome, Mr. Cipriani served as Sr. Director of Business Development for TransForm Pharmaceuticals, Inc., where his efforts helped facilitate the company’s acquisition by Johnson and Johnson for $230 million in 2005. Mr. Cipriani began his pharmaceutical industry career at Eli Lilly & Company as a member of their Corporate Business Development team where he completed multiple in-licensing and out-licensing transactions for commercial, clinical and preclinical state assets.

Mr. Cipriani holds a B.S.E.E., High Honors from Rochester Institute of Technology and an MBA from the Kellogg Graduate School of Management at Northwestern University. The Company has determined that Mr. Cipriani is a valuable asset to its Board due to his vast experience in business and transactional development and execution in the life sciences industry.

About Aethlon Medical, Inc.

Aethlon Medical is focused on addressing unmet needs in global health and biodefense. The Aethlon Hemopurifier® is a first-in-class therapeutic device designed to address life-threatening viral infections. The United States Food and Drug Administration (FDA) has designated the Hemopurifier® as a Breakthrough Device related to the treatment of life-threatening viruses that are not addressed with approved therapies.

In collaboration with leading government and non-government research institutes, Aethlon has validated the ability of the Hemopurifier® to capture a broad-spectrum of pandemic influenza viruses, mosquito-borne viruses and deadly hemorrhagic viruses. Based on its use to treat Ebola virus, the Hemopurifier® was named a “Top 25 Invention” and one of the “Eleven Most Remarkable Advances in Healthcare," by TIME Magazine.

Aethlon is also investigating the potential therapeutic use of the Hemopurifier® to reduce the presence of tumor-derived exosomes, which contribute to immune-suppression and the spread of metastasis in cancer patients. Additionally, Aethlon is the majority owner of Exosome Sciences, Inc. (ESI), which is focused on the discovery of exosomal biomarkers to diagnose and monitor cancer and neurological disorders, including Alzheimer's disease (AD) and Chronic Traumatic Encephalopathy (CTE). Additional information can be found online at www.AethlonMedical.com and www.ExosomeSciences.com. You can also connect with us on Twitter, LinkedIn, Facebook and Google+.

1

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. Factors that may contribute to such differences include, without limitation, the Company's ability to maintain its listing on the Nasdaq Capital Market, or any other national securities exchange, that the Company or its subsidiary will not be able to commercialize its products, that the FDA will not approve the initiation or continuation of the Company's clinical programs or provide market clearance of the Company's products, the Company's ability to raise capital when needed, the Company's ability to complete the development of its planned products, the Company's ability to manufacture its products either internally or through outside companies, the impact of government regulations, patent protection on the Company's proprietary technology, product liability exposure, uncertainty of market acceptance, competition, technological change, and other risk factors. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended March 31, 2018, and in the Company's other filings with the Securities and Exchange Commission. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.

Company Contact:

Jim Frakes

Chief Financial Officer

Aethlon Medical, Inc.

858-459-7800 extension 3300

Jfrakes@aethlonmedical.com

2